Exhibit 107
Calculation of Filing Fee Tables
424(b)(5)
(Form Type)
PennyMac Mortgage Investment Trust
PennyMac Corp.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

PennyMac Mortgage Investment Trust

Fees to Be Paid	Debt	9.00% Senior Notes due 2030	Rule 457(r)	$115,000,000 (2)	100% of principal amount	$115,000,000 (2)	0.00015310	$17,606.50(1)

Fees Previously Paid	—	—	—	—	—	—		—

PennyMac Corp.

Fees to Be Paid	Debt	Guarantees of 9.00% Senior Notes due 2030(3)	Rules 457(r)	$115,000,000 (2)	—	—	—	—

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$115,000,000 (2)		$17,606.50(1)

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$17,606.50

(1)
The registration fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). This Calculation of Filing Fee Table shall be deemed to update the Calculation of Filing Fee Table in the registrants’ Registration Statement on Form
S-3
(Nos.
333-287734
and
333-287734-01),
in accordance with Rules 456(b) and 457(r) under the Securities Act.

(2)	Includes $15,000,000 aggregate principal amount of 9.00% Senior Notes due 2030 that may be offered and sold pursuant to the exercise in full of the underwriters’ over-allotment option.
(3)	No separate consideration will be received for the guarantees. Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable with respect to the guarantees being registered hereby.

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